Exhibit 10.1
sciens
     667 Madison Avenue
     New York, NY 10021
     212 471 6100 phone 212 471 6199 fax
July 9, 2007
Private & Confidential
LTGEN William M. Keys
President and Chief Executive Officer
Colt Defense LLC
547 New Park Avenue
West Hartford, CT 06110
Dear Lt. Gen. Keys:
          This letter (the “Agreement”) will confirm the basis upon which Colt Defense LLC (“Colt” or the “Company”) has engaged Sciens Management LLC (“Sciens”) to provide investment banking, corporate and strategic advisory services (the “Services”). As of the date hereof, that certain letter agreement, dated as of June 25, 2007 (the “Original Agreement”), between Sciens and the Company shall be terminated other than (1) any fees and expenses accrued but not paid to Sciens prior to the date hereof, which shall remain payable in accordance with their terms, and (2) any terms under the Original Agreement which expressly provide for their survival.
          Section 1 — Fees: There will be an annual cash retainer of $350,000 (the “Base Fee”) paid monthly in advance by Colt commencing from July 1, 2007 and such other additional fees as the parties may mutually agree in connection with a specific transaction for which Services are rendered. Except in connection with a Termination for Cause (as defined below), if this Agreement is terminated by the Company prior to the expiration of its Initial Term or any subsequent term (if the Agreement has been extended for such subsequent term), a termination fee equal to the remaining Base Fee payments due during the Initial Term or the then current term of the Agreement, as applicable, shall be payable upon such termination, following which payment no other payment of fees shall be due with respect to this Agreement.
          Section 2 — Expenses: In addition to any fees that may be payable to Sciens hereunder, Colt hereby agrees, from time to time upon request, to reimburse Sciens for all reasonable fees and disbursements of Sciens’ counsel and all of Sciens’ reasonable travel and other out-of-pocket expenses incurred in connection with the Services.
          Section 3 — Termination of Engagement: The initial term of this Agreement will be five years from the date hereof (the “Initial Term”) and, thereafter, this Agreement will automatically renew for an additional 12 months; provided, however, either party may terminate this Agreement upon 60 days’ prior written notice. Notwithstanding the foregoing, the Company may terminate this Agreement upon 30 days’ prior written notice to Sciens for the willful misconduct of Sciens (such an event referred to herein as “Termination for Cause”). The provisions of Annex A, attached hereto, and the obligation to pay any accrued fees or expenses payable pursuant to Sections 1 and 2 hereof shall survive the termination of this Agreement.
          Section 4 — Annex A: Set forth on Annex A are additional terms of this Agreement.
[Remainder of Page Intentionally Blank]

          If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Very Truly Yours,

SCIENS MANAGEMENT, LLC

By:	/s/ John P. Rigas
Name: John P. Rigas
Title: Managing Member
AGREED TO:
COLT DEFENSE LLC

By:	/s/ William M. Keys
Name: LTGEN Wm M. Keys, USMC (Ret.)
Title: President and Chief Executive Officer

Annex A
As a material part of the consideration for the agreement of Sciens to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Sciens and its affiliates, and their respective past, present and future directors, officers, shareholders, members, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any transaction or proposed transaction contemplated for which Services are provided. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the gross negligence of any Indemnified Party and in the event of any such determination, Sciens shall immediately refund to the Company any and all amounts paid under Section 1 of the Agreement.
If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Sciens, on the other hand, in connection with the Services rendered by Sciens. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits; but also the relative fault of the Company, on the one hand, and Sciens, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Sciens pursuant to the Agreement.
The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Sciens. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
Prior to entering into any agreement or arrangement with respect to, or effecting, any (i) merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or a significant proportion of its assets, or (ii) significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Agreement, the
Annex A-1

Company will notify Sciens in writing thereof (if not previously so notified) and, if requested by Sciens, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Sciens.
The Company further agrees that neither Sciens nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of Sciens’ engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the gross negligence of any Indemnified Party.
The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Company and each Indemnified Party.
In order to enforce its tight to indemnification under this Agreement, Sciens shall give the Chief Executive Officer or the officer of the Company designated by the Chief Executive Officer a notice (“Claim Notice”) of any matter which Sciens has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the loss, if known, the method of computation thereof and a description of the claim, action or circumstances giving rise to such indemnification obligation under this Agreement (a “Claim”); provided, however, that the failure to provide a Claim Notice shall not release the Company from any of its obligations to indemnify Sciens under this Agreement, except to the extent that the Company is materially prejudiced by such failure. The Company shall, be entitled to assume and control the defense of such Claim at its expense and through counsel of its choice, if the Company gives notice of its intention to do so to Sciens on or prior to the date that is ten (10) business days after the date that the Company actually received the Claim Notice. In the event Company exercises the right to undertake any such defense against any such Claim, Sciens shall cooperate with the Company in such defense and make available to the Company, all witnesses, pertinent records, materials and information in possession or under control of Sciens relating thereto as is reasonably required by the Company. Similarly, in the event Sciens is, directly or indirectly, conducting the defense against any such Claim, the Company shall cooperate with the Sciens in such defense and make available to Sciens, at the Company’s expense, all such witnesses, records, materials and information in the possession or under the control of the Company relating thereto as is reasonably required by Scions. No such Claim may be settled by Sciens without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. The Company may not assign this Agreement without the prior written consent of Sciens. Sciens may assign this Agreement without the prior written consent of the Company.
*   *   *
Annex A-2